Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and Second Quarter 2020 Financial Results

Lexington, Massachusetts – August 13, 2020 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today provided a business update and reported financial results for the second quarter of 2020.

“By closing our initial public offering in the second quarter of 2020, Keros completed the transition to a public company,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “With the net proceeds from the offering and our earlier Series C financing, we believe Keros is well capitalized to allow us to continue to aggressively drive the development of our lead programs through multiple Phase 2 clinical trials planned for the near term.”

Recent Program Highlights:

•KER-047 for the treatment of anemia arising from high hepcidin levels and for the treatment of fibrodysplasia ossificans progressiva
◦On August 4, 2020, Keros announced the completion of the planned cohorts for the Phase 1 clinical trial of KER-047, and reported the topline findings from those cohorts. Based upon its preliminary analysis, Keros expects to expand its Phase 1 clinical trial to evaluate an additional two cohorts of healthy volunteers, which will help to further define dosing regimens to inform the design of upcoming Phase 2 clinical trials.
◦Keros continues to expect commencement of a Phase 2 clinical trial in patients with iron-refractory iron deficiency anemia and other anemias with elevated hepcidin, including myelofibrosis, and a Phase 2 clinical trial in patients with FOP, both in the first half of 2021.

•KER-012 for the treatment of disorders associated with bone loss and for the treatment of pulmonary arterial hypertension
◦An abstract outlining preclinical data on the differentiated mechanism of action of KER-012 has been selected to be presented as an e-Poster at the American Society for Bone and Mineral Research 2020 Annual Meeting Virtual Event, to be held September 11-15, 2020.

Second Quarter 2020 Financial Results

Keros reported a net loss of $10.8 million in the second quarter of 2020 as compared to a net loss of $2.9 million in the second quarter of 2019. The increase in net loss for the second quarter was largely due to increased research and development efforts as well as the infrastructure needed as a publicly traded company.

Research and development expenses were $7.2 million for the second quarter of 2020 as compared to $4.5 million for the same period in 2019. The increase of $2.7 million was primarily due to a $2.0 million increase in manufacturing activities for KER-050 to support Keros’ ongoing clinical trial activities and a $0.7 million increase related to personnel expenses, including additional share-based compensation cost, driven by increased headcount to support the advancement of Keros’ pipeline.

General and administrative expenses were $3.7 million for the second quarter of 2020 as compared to $0.7 million for the same period in 2019. The increase of $3.0 million was primarily due to (i) a $1.4 million increase in personnel expenses, which includes additional share-based compensation costs to support Keros’ organizational growth and achievement of its corporate goals; (ii) a $1.0 million increase in director and officer insurance premiums recognized since the initial public offering; and (iii) a $0.5 million increase in professional fees to support Keros’ transition to a public company.

Keros’ cash and cash equivalents as of June 30, 2020 was $144.7 million compared to $54.5 million as of March 31, 2020. Keros expects that the cash and cash equivalents it had on hand at June 30, 2020 will fund its operating expenses and capital expenditure requirements into the second half of 2022.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the transforming growth factor-Beta, or TGF-ß, family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from elevated levels of hepcidin, the key regulator of iron absorption and recycling, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and timing of its preclinical studies and clinical trials for KER-047, including its regulatory plans; the potential impact of COVID-19 on Keros’ ongoing and planned preclinical studies, clinical trials, business and operations; Keros’ plans to present preclinical data at an upcoming conference; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its lead product candidates, KER-050 and KER-047; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; Keros’ dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 22, 2020, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Julia Balanova
jbalanova@soleburytrout.com
646-378-2936

KEROS THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
REVENUE:
Research collaboration revenue	$—	$2,500	$—	$5,000
Total revenue	—	2,500	—	5,000
OPERATING EXPENSES:
Research and development	(7,264)	(4,497)	(15,791)	(9,364)
General and administrative	(3,650)	(654)	(5,627)	(1,145)
Total operating expenses	(10,914)	(5,151)	(21,418)	(10,509)
LOSS FROM OPERATIONS	(10,914)	(2,651)	(21,418)	(5,509)
OTHER INCOME (EXPENSE), NET
Interest expense, net	(1)	(2)	(3)	(4)
Research and development incentive income	—	378	—	558
Change in fair value of preferred stock tranche obligation	—	(647)	(1,490)	(1,251)
Other income, net	158	69	90	170
Total other income (expense), net	157	(202)	(1,403)	(527)
Loss before income taxes	(10,757)	(2,853)	(22,821)	(6,036)
Income tax benefit	—	—	172	—
Net loss	$(10,757)	$(2,853)	$(22,649)	$(6,036)
Net loss attributable to common stockholders—basic and diluted	$(10,963)	$(3,303)	$(23,661)	$(6,936)
Net loss per share attributable to common stockholders—basic and diluted	$(0.62)	$(1.44)	$(2.35)	$(3.05)
Weighted-average common stock outstanding—basic and diluted	17,623,994	2,288,058	10,054,026	2,273,278

KEROS THERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	JUNE 30, 2020	DECEMBER 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,687	$7,020
Prepaid expenses and other current assets	3,830	381
Deferred IPO costs	—	604
Research and development incentive receivable	—	922
Total current assets	148,517	8,927
Operating lease right-of-use assets	1,025	1,205
Property and equipment, net	781	708
Restricted cash	115	115
TOTAL ASSETS	$150,438	$10,955

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$4,852	$2,088
Current portion of operating lease liabilities	400	376
Accrued expenses and other current liabilities	3,042	2,022
Total current liabilities	8,294	4,486
Operating lease liabilities, net of current portion	692	899
Preferred stock tranche liability	—	4,956
Other liabilities	91	119
Total liabilities	9,077	10,460
Series A convertible preferred stock, par value of $0.0001 per share; 0 and 10,000,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 0 and 4,607,652 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively; liquidation and redemption value of $0 as of June 30, 2020	—	9,891
Series A-1 convertible preferred stock, par value of $0.0001 per share; 0 and 800,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 0 and 368,612 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively; liquidation and redemption value of $0 as of June 30, 2020	—	944
Series B-1 convertible preferred stock, par value of $0.0001 per share; 0 and 3,427,004 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 0 and 1,579,043 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively; liquidation and redemption value of $0 as of June 30, 2020	—	9,106
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, par value of $0.0001 per share; 200,000,000 and 27,000,000 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 20,158,080 and 2,429,705 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2	1
Additional paid-in capital	183,658	203
Accumulated deficit	(42,299)	(19,650)
Total stockholders' equity (deficit)	141,361	(19,446)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)	$150,438	$10,955